                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of report (date of earliest event reported):

                                 March 27, 1996
                                 --------------

                              COMMODORE MEDIA, INC.
- - --------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                    Delaware
- - --------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

          33-92732                                 13-3034720
- - -----------------------------              --------------------------
   (Commission File No.)                       (I.R.S. Employer
                                               Identification No.)

             500 Fifth Avenue, Suite 3000, New York, New York 10110
- - --------------------------------------------------------------------------------
(Address of Principal Executive Offices)                   (Zip Code)

                                 (212) 302-2727
                                 --------------
              (Registrant's telephone number, including area code)

                                 not applicable
- - --------------------------------------------------------------------------------
          (Former Name of Former Address, if Changed Since Last Report)

                               Page 1 of 20 Pages

                         TABLE OF ADDITIONAL REGISTRANTS

NAME                                       STATE OR OTHER           PRIMARY              IRS EMPLOYER
                                          JURISDICTION OF           STANDARD           IDENTIFICATION
                                            INCORPORATION          INDUSTRIAL              NUMBER
                                                                 CLASSIFICATION
                                                                     NUMBER

Commodore Media of                            Delaware                4832               51-0286804
   Delaware, Inc.

Commodore Media of                            Delaware                4832               61-0997863
   Kentucky, Inc.

Commodore Media of                            Delaware                4832               23-2207457
   Pennsylvania, Inc.

Commodore Media of                            Delaware                4832               06-1277523
   Norwalk, Inc.

Commodore Media of                            Delaware                4832               59-2813110
   Florida, Inc.

Commodore Media of                            Delaware                4832               13-3356485
   Westchester, Inc.

Commodore Holdings, Inc.                      Delaware                4832               13-3858506

Danbury Broadcasting, Inc.                    Connecticut             4832               13-3653113

                               Page 2 of 20 Pages

ITEM 7. FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      Financial Statements of Business Acquired.

         DANBURY  BROADCASTING, INC.:

         - Report of Independent Auditors.

         - Balance Sheets at June 30, 1994 and 1995.

         - Unaudited Balance Sheet at March 26, 1996.

         - Statements of Operations and Accumulated Deficit for the Years Ended June 30, 1994 and 1995.

         - Statements of Operations and Accumulated Deficit for the Nine Months Ended March 31, 1995.

         - Unaudited Statements of Operations and Accumulated Deficit for the Period Beginning July 1, 1995 through March 26, 1996.

         - Statements of Cash Flows for the Years Ended June 30, 1994 and 1995.

         - Unaudited Statements of Cash Flows for the Nine Months
           Ended March 31, 1995 and for the Period Beginning July
           1, 1995 through March 26, 1996.

         - Notes to Financial Statements.

(b)      Pro Forma Financial Information.

         COMMODORE MEDIA, INC.:

         - Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 1995.

         - Notes to Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 1995.

(c)      Exhibits.

Exhibit
Number                             Exhibit Title
- - -------                            -------------

23.5 Consent of Paneth Haber & Zimmerman LLP, independent auditors.

                               Page 3 of 20 Pages

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Danbury Broadcasting Inc.

     We have audited the accompanying balance sheets of Danbury Broadcasting Inc. as of June 30, 1995 and 1994, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Danbury Broadcasting Inc. as of June 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          PANETH, HABER & ZIMMERMAN LLP

New York, NY
August 18, 1995

                               Page 4 of 20 Pages

                           DANBURY BROADCASTING INC.

                                 BALANCE SHEETS

                                                                    JUNE 30,
                                                            ------------------------   MARCH 26,
                                                               1994          1995         1996
                                                                                       (unaudited)
CURRENT ASSETS
  Cash....................................................  $    92,716   $  177,627   $  422,092
  Accounts receivable, net of allowance for doubtful
     accounts of $22,000 and $22,738 at June 30, 1994 and
     1995, respectively...................................      621,637      700,274      129,407
  Due from related party..................................           --       12,189       43,810
  Prepaid expenses........................................       18,951       36,526       14,598
  Other...................................................        7,593       10,165        9,140
                                                             ----------   ----------   -----------
          Total Current Assets............................      740,897      936,781      619,047
PROPERTY AND EQUIPMENT, at cost, less accumulated
  depreciation............................................    1,508,309    1,120,583    1,002,879
INTANGIBLE ASSETS, less accumulated amortization..........    1,064,940    1,233,912    1,071,404
OTHER ASSETS..............................................        5,986        5,258           --
                                                             ----------   ----------   -----------
                                                            $ 3,320,132   $3,296,534   $2,693,330
                                                             ==========   ==========   ===========
                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
  Current maturities of long-term debt....................  $   487,500   $  225,369   $  300,745
  Advances from affiliate.................................        6,100           --           --
  Accounts payable........................................       49,243        8,842       36,352
  Accrued expenses........................................      245,486      174,021      154,600
  Dividend payable........................................       13,750           --           --
                                                             ----------   ----------   -----------
          Total Current Liabilities.......................      802,079      408,232      491,697
LONG-TERM DEBT, less current maturities...................    2,700,000    3,102,853    2,950,000
                                                             ----------   ----------   -----------
          Total Liabilities...............................    3,502,079    3,511,085    3,441,697
                                                             ----------   ----------   -----------
COMMITMENTS
REDEEMABLE PREFERRED STOCK
  Series A cumulative preferred, 500 shares, nonvoting,
     par value $100 per share; authorized, issued and
     outstanding. Liquidation preference and redemption
     amount $1,000 per share plus accrued dividends.......      500,000      541,250      582,500
                                                             ----------   ----------   -----------
STOCKHOLDERS' DEFICIENCY
  Common stock, par value $.01 per share; authorized 1,000
     shares; issued and outstanding 40 shares.............           --           --           --
  Accumulated deficit.....................................     (681,947)    (755,801)  (1,330,867)
                                                             ----------   ----------   -----------
          Total Stockholders' Deficiency..................     (681,947)    (755,801)  (1,330,867)
                                                             ----------   ----------   -----------
                                                            $ 3,320,132   $3,296,534   $2,693,330
                                                             ==========   ==========   ===========

See notes to financial statements.

                               Page 5 of 20 Pages

                           DANBURY BROADCASTING INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                  YEAR ENDED                 NINE          JULY 1,
                                                   JUNE 30,                 MONTHS          1995
                                          ---------------------------       ENDED          THROUGH
                                             1994            1995         MARCH 31,       MARCH 26,
                                          -----------     -----------        1995           1996
                                                                          ----------     -----------
                                                                          (unaudited)    (unaudited)
REVENUE
  Broadcasting revenue..................  $ 3,027,281     $3,451,684      $2,566,181     $ 1,086,935
  Less agency commissions...............      260,702        311,768         228,664          97,015
                                           ----------     ----------      ----------     -----------
          Net Revenue...................    2,766,579      3,139,916       2,337,517         989,920
                                           ----------     ----------      ----------     -----------
EXPENSES
  Programming...........................      427,896        502,299         384,488         176,639
  Technical.............................       93,016        106,475          77,567          96,262
  Selling...............................      826,110        865,381         659,034         413,511
  General and Administrative............      770,714        903,627         624,320         557,666
  Interest Expense......................      352,253        347,578         257,570         314,567
  Depreciation..........................      204,543        197,197         140,367         119,552
  Amortization..........................      181,916        236,213         151,332         165,915
  Local marketing agreement fees........           --             --              --        (320,376)
                                           ----------     ----------      ----------     -----------
          Total Expenses................    2,856,448      3,158,770       2,294,678       1,523,736
                                           ----------     ----------      ----------     -----------
NET (LOSS) INCOME.......................      (89,869)       (18,854 )        42,839        (533,816)
ACCUMULATED DEFICIT
  Beginning of year (period)............     (537,078)      (681,947 )      (681,947)       (755,801)
  Preferred stock dividends.............      (55,000)       (55,000 )       (41,250)        (41,250)
                                           ----------     ----------      ----------     -----------
          End of year (period)..........  $  (681,947)    $ (755,801 )    $ (680,358)    $(1,330,867)
                                           ==========     ==========      ==========     ===========

See notes to financial statements.

                               Page 6 of 20 Pages

                           DANBURY BROADCASTING INC.

                            STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED                          JULY 1,
                                                                   JUNE 30,            NINE MONTHS     1995
                                                          --------------------------      ENDED       THROUGH
                                                              1994          1995        MARCH 31,    MARCH 26,
                                                          ------------   -----------      1995         1996
                                                                                       -----------   ---------
                                                                                       (unaudited)   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)......................................  $   (89,869)  $   (18,854)  $    42,839   $(533,816)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation and amortization.......................      386,459       433,410       291,699     285,467
     Change in:
       Accounts receivable...............................     (140,959)      (78,637)      (59,733)    570,867
       Due from related party............................           --        24,663       (45,940)    (31,621)
       Prepaid expenses and other current assets.........        1,139       (20,147)      (23,263)     22,953
       Other assets......................................          955        (2,749)        2,864       5,258
       Accounts payable..................................      (12,950)      (42,801)       27,940      27,510
       Accrued expenses..................................       58,485       (71,465)     (147,037)    (19,421)
                                                             ---------   -----------   -----------   ---------
          Net Cash Provided by Operating Activities......      203,260       223,420        89,369     327,197
                                                             ---------   -----------   -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Advances from affiliate................................           --        (6,100)       (6,100)         --
  Purchases of property and equipment....................      (59,047)      (34,521)      (27,710)     (5,255)
                                                             ---------   -----------   -----------   ---------
          Net Cash Used in Investing Activities..........      (59,047)      (40,621)      (33,810)     (5,255)
                                                             ---------   -----------   -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Deferred financing costs...............................           --      (211,110)     (211,110)         --
  Proceeds of notes payable..............................      (62,500)    3,404,106     3,404,106          --
  Repayments of notes payable............................           --    (3,263,384)   (3,226,158)    (77,477)
  Preferred stock dividends..............................      (55,250)      (27,500)      (27,500)         --
                                                             ---------   -----------   -----------   ---------
Net Cash Used in Financing Activities....................     (117,750)      (97,888)      (60,662)    (77,477)
                                                             ---------   -----------   -----------   ---------
NET INCREASE (DECREASE) IN CASH..........................       26,463        84,911        (5,103)    244,465
CASH
  Beginning of year......................................       66,253        92,716        92,716     177,627
                                                             ---------   -----------   -----------   ---------
  End of year............................................  $    92,716   $   177,627   $    87,613   $ 422,092
                                                             =========   ===========   ===========   =========
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION
  Interest Paid..........................................  $   354,649   $   434,894   $   344,188   $ 262,449
  Income Taxes Paid......................................           --            --            --          --
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
  Broadcast equipment acquired through trade-out
     transactions........................................  $    15,475   $     2,400   $     2,400   $      --
  Broadcast equipment and property exchanged for
     favorable tower lease (Note 12).....................  $        --   $   190,248   $   190,248   $      --
  Unpaid accrual of redeemable preferred stock
     dividends...........................................  $        --   $    41,250   $    27,500   $  41,250

See notes to financial statements.

                               Page 7 of 20 Pages

                           DANBURY BROADCASTING INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     Danbury Broadcasting Inc. (the "Company"), a Connecticut corporation, operates radio stations WRKI-FM and WINE-AM in Danbury, Connecticut. Its revenues are derived from advertisers consisting primarily of local businesses. Credit is extended to its advertisers in the normal course of business.

  Depreciation and Amortization

     Depreciation of property and equipment is computed over the estimated useful lives of the respective assets using the straight-line method. Estimated useful lives range from 5 to 20 years. Expenditures for repairs and maintenance are charged to operations as incurred.

     Goodwill, which is included in intangible assets, represents the cost of acquired assets in excess of values ascribed to the net identified assets and is being amortized using the straight-line method over 40 years. Costs incurred in obtaining long-term financing were capitalized and are included in intangible assets. They are being amortized using the straight-line method (that does not differ materially from the interest rate method) over the term of the related debt.

     A covenant not to compete, which restricts the seller and the previous owner from competing with the Company in the Greater Danbury, Connecticut area for a period of four years, is included in intangible assets. This covenant is being amortized on a straight-line basis over its four year life.

     The stations' broadcast license is being amortized using the straight-line method over 25 years.

     A favorable lease for broadcast tower rental is being amortized using the straight-line method over its 30 year term.

  Non-Monetary Transactions

     Barter transactions represent the exchange of unsold advertising time for merchandise or services. Barter transactions are reported at the estimated fair value of the product or service received. Revenue is recognized when commercials are broadcast and merchandise or services obtained are reported when received or used. For merchandise or services received prior to the broadcast of the commercial, a liability is provided; conversely, a receivable is established when the commercial is broadcast prior to the receipt of the merchandise or services.

  Income Taxes

     The Company has adopted Statement of Financial Accounting Standards 109 ("SFAS 109") and recognizes deferred tax assets and liabilities for temporary differences between amounts recorded for financial statement and tax purposes.

  Reclassification

     Certain prior year amounts have been reclassified to conform with current year presentation.

2. CASH

     Cash in the amount of $164,000 and $351,000 (including outstanding checks of $38,000 and $213,000) shown on the June 30, 1994 and 1995 balance sheets respectively, was on deposit in a commercial bank located in Fairfield, Connecticut, of which $100,000 was insured by the FDIC.

                               Page 8 of 20 Pages

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1994           1995
    Land........................................................  $  209,722     $  163,583
    Building....................................................     704,314        551,831
    Equipment, furniture and fixtures...........................     958,603        980,729
    Tower improvements in progress..............................      36,851             --
                                                                  ----------     ----------
                                                                   1,909,490      1,696,143
    Less accumulated depreciation...............................     401,181        575,560
                                                                  ----------     ----------
                                                                  $1,508,309     $1,120,583
                                                                  ==========     ==========

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1994           1995
    Goodwill....................................................  $  192,421     $  192,421
    Deferred financing costs....................................      61,815        272,925
    Covenant not to compete.....................................     550,000        550,000
    Stations' licenses..........................................     618,000        618,000
    Favorable lease.............................................          --        190,248
                                                                  ----------     ----------
                                                                   1,422,236      1,823,594
    Less accumulated amortization...............................     357,296        589,682
                                                                  ----------     ----------
                                                                  $1,064,940     $1,233,912
                                                                  ==========     ==========

5. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1994           1995
    Accrued commissions.........................................    $ 89,000       $ 66,511
    Accrued compensation........................................      30,558         70,000
    Accrued interest............................................      87,656          1,889
    Other items.................................................      38,272         35,621
                                                                  ----------     ----------
                                                                    $245,486       $174,021
                                                                  ==========     ==========

                               Page 9 of 20 Pages

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

6. LONG TERM DEBT

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1994           1995
    Term loan payable to United Jersey Bank (UJB) at an interest rate of 1.5% over the bank's per annum index rate (9% at
      June 30, 1995) plus principal payments escalating from
      $37,500 quarterly for the year ending June 30, 1995 to
      $200,000 quarterly for the period ending December 31,
      1999......................................................  $       --     $2,175,000
    Revolving loan payable to United Jersey Bank requiring
      payment of interest only at 1.5% over the bank's per annum index rate (9% at June 30, 1995) and payable quarterly.
      Payment of the outstanding principal balance is due
      December 31, 1999.........................................          --      1,150,000
    Capital lease payable.......................................                      3,222
    Note payable to BCI Growth, L.P ("BCI") at 11% interest only for the period from July 1, 1992 through June 30, 1993,
      payable quarterly. Thereafter, interest at 11% on the
      unpaid balance plus principal payments escalating from
      $62,500 quarterly for the year ending June 30, 1994 to
      $100,000 quarterly for the period ending March 31, 1997.
      The note was paid off from the proceeds of the UJB loan.
      This note was owed to the holder of the outstanding
      warrants. See Note 10.....................................   3,187,500             --
                                                                  ----------     ----------
                                                                   3,187,500      3,328,222
    Less current maturities.....................................     487,500        225,369
                                                                  ----------     ----------
                                                                  $2,700,000     $3,102,853
                                                                  ==========     ==========

     The notes with UJB contain certain restrictive covenants and stipulate various financial and operating requirements. Included, among other things, are covenants regarding dividends, operating expenditures, capital expenditures and debt.

     Capital stock, preferred stock, all tangible and intangible assets of the Company, and a key man life insurance policy of $1,000,000 are pledged as collateral on the above note. Scheduled maturities of long-term debt during the next five years ending June 30, are:

        1996.............................................................  $  225,369
        1997.............................................................     377,479
        1998.............................................................     500,374
        1999.............................................................     675,000
        2000.............................................................   1,550,000
                                                                           ----------
                                                                           $3,328,222
                                                                           ==========

                              Page 10 of 20 Pages

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

7. BARTER TRANSACTIONS

     The accompanying financial statements include the following barter transactions:

                                                                          YEAR ENDED
                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1994         1995
    Barter revenue.................................................  $255,908     $271,253
                                                                     ========     ========
    Barter expenditures............................................  $241,340     $182,821
                                                                     ========     ========
    Amounts included in accounts receivable from trade-out
      transactions.................................................  $ 47,005     $136,493
                                                                     ========     ========

8. REDEEMABLE PREFERRED STOCK

     The Series A cumulative preferred stock carries a liquidation preference of $1,000 per share and a par value of $100 per share. The Company may redeem the shares at this price, plus accrued but unpaid dividends, at any time through June 30, 1997. At the earlier of that date, or an event of default (as defined) the holder can require the Company to redeem the shares in full, with accrued but unpaid dividends out of funds "legally available". An event of default occurred during the year ended June 30, 1995 in that the Company did not pay the full dividend. This gives the holders of the shares the right to demand redemption.

     The Series A cumulative preferred stock provides for an annual dividend of $110 per share. Dividends of $55,000 and $13,750 were declared on the preferred stock and paid for the years ended June 30, 1994 and 1995, respectively. At June 30, 1995, dividends in arrears amounted to $41,250 and were accrued in the accompanying balance sheet.

9. COMMITMENTS

  Operating Leases

     During 1995, the Company leased space on a transmitting tower under a five year lease renewable in five (5) year terms at the Company's option from a related party (Note 12). Automobiles under operating leases expire in various years through 1998.

     Future minimum annual lease payments, by year and in the aggregate, under such leases are as follows:

        1996..............................................................  $ 38,000
        1997..............................................................    32,000
        1998..............................................................    23,000
        1999..............................................................    21,000
        2000..............................................................     9,000
                                                                            --------
                                                                            $123,000
                                                                            ========

     Rent expense on the above, for the years ended June 30, 1994 and 1995 was $44,000 and $46,500, respectively.

  Other Commitments

     The Company also has various commitments under contracts with a rating service, programming services, advertising displays and a software license expiring in various years through 1998.

                              Page 11 of 20 Pages

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

9. COMMITMENTS--(CONTINUED)
     Future annual payments by year and in the aggregate under such commitments are as follows:

        1996...............................................................  $12,000
        1997...............................................................    6,000
        1998...............................................................    1,000
                                                                             -------
                                                                             $19,000
                                                                             =======

10. STOCKHOLDERS' DEFICIENCY

     There is an outstanding warrant (the "warrant") issued to BCI in 1992, giving it the right to purchase up to 80% of the Company's Common Stock for $0.01 per share. This warrant also allows them the option to acquire 90% of the common stock if the Company fails to achieve certain cash flow levels after June 30, 1997, as extended. No value has been assigned to this warrant which expires June 30, 1998.

11. INCOME TAXES

     The Company has a net operating loss carryforward of approximately $284,000 which can be carried forward to the years 2008 and 2009 to offset taxable income resulting in a deferred tax asset of $118,000. Other temporary differences resulting from differences between book and tax amortization and depreciation result in a deferred tax asset of approximately $195,000 and $81,000 at June 30, 1994 and 1995, respectively. Total deferred tax assets of approximately $224,000 at June 30, 1994 and $199,000 at June 30, 1995 have been completely offset by a valuation allowance. The valuation allowance increased by $69,000 during the year ended June 30, 1994 and decreased by $25,000 during the year ended June 30, 1995.

     Income tax benefit for the years ended June 30, 1994 and 1995 differs from the expected statutory rate for the following reasons:

                                                                       1994         1995
    Federal, at statutory rates....................................  $(30,500)    $ (6,500)
    State, net of Federal benefit..................................    (6,500)      (1,500)
    Nondeductible expenses.........................................     5,500       10,000
    Taxable gain on asset transfer.................................        --       23,000
    Change in estimate.............................................   (37,500)          --
                                                                     ---------    ----------
                                                                      (69,000)      25,000
    Change in deferred tax asset valuation allowance...............    69,000      (25,000)
                                                                     ---------    ----------
    Tax provision..................................................  $     --     $     --
                                                                     =========    ==========

12. RETIREMENT PLAN

     Employees of the Company may participate in profit sharing/401(k) savings plan and may elect to make contributions pursuant to a salary reduction agreement upon meeting length of service and age requirements. The Company can elect to make discretionary contributions to the profit sharing plan but has not done so for either year. The Company has matched 20% of individual 401(k) contributions during the year ended June 30, 1995. The Company's cost amounted to approximately $4,500.

                              Page 12 of 20 Pages

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

13. RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1995, the Company exchanged its tower and associated real property with a book value of $190,000 for a favorable lease with a Partnership formed to improve and rent the tower to the Company and others. The Partnership has committed to the financing of tower improvements which will improve the broadcast signal. The Company's lease for placement of its antenna on the tower at the optimal site is at below market rates. The Company and the Partnership are related through common control. The favorable lease has been valued at $190,000, the book value of the property exchanged.

     In connection with the tower improvement project, the Company advanced $12,189 on behalf of the Partnership.

14. SUBSEQUENT EVENT (UNAUDITED)

     In March 1996, the outstanding warrants held by BCI (Note 10) were exercised.

                              Page 13 of 20 Pages

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended December 31, 1995 presents the statement of operations of Commodore Media, Inc. (the "Company") as if the acquisitions of Danbury Broadcasting, Inc. (the "Danbury Acquisition") and Hudson Valley Growth, L.P. (the "Westchester Acquisition") (collectively, the "Acquisitions") had occurred on January 1, 1995. A pro forma consolidated balance sheet as of March 31, 1996 has not been included herein because the Acquisitions closed on March 27, 1996 and is, therefore, reflected in the Company's financial position as of March 31, 1996. Similarly, pro forma results of operations for the three months ended March 31, 1996 have not been included herein because the Company had been operating the Acquisition under a Local
Marketing Agreement since October 30, 1995 and, therefore, has included actual results in its consolidated statement of operations for the three months ended March 31, 1996.


The Acquisitions have been accounted for using the purchase method of accounting. The total cost of such Acquisitions has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The allocation of the respective purchase prices assumed in the pro forma financial statements is preliminary. The Company does not expect that the final allocation of the purchase price will materially differ from the preliminary allocation.

The pro forma adjustments are based on available information and on certain assumptions that the Company believes are reasonable under the circumstances. The pro forma consolidated financial information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, as well as the Financial Statements and Notes thereto of Danbury Broadcasting Inc. ("Danbury"), included elsewhere in this Form 8-K/A. The pro forma statement of operations data are not necessarily indicative of the results that would have occurred if the Acquisitions had occurred on the date indicated, nor are they indicative of the Company's future results of operations.


                              Page 14 of 20 Pages

COMMODORE MEDIA, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS)

                                                       TWELVE MONTHS ENDED DECEMBER 31, 1995
                                        ----------------------------------------------------------------------
                                        Commodore    Westchester       Danbury         Pro Forma     Pro Forma
                                        Media, Inc.  Acquisition    Acquisition(a)    Adjustments    Combined
                                        ----------------------------------------------------------------------
Total revenue                           $33,653        $ 714           $2,734          $             $37,101
Less: agency commissions                 (2,858)         (37)            (247)                        (3,142)
                                        -------        -----           ------          ------        -------
Net revenue                              30,795          677            2,487                         33,959

Station operating expenses               19,033          601            1,896            (337)(b)     21,193
Corporate expenses                        2,051            0              369              12 (c)      2,063
                                                                                         (369)(c)
Depreciation and amortization             1,926          172              432            (141)(d)      2,389
Long-term incentive compensation          2,007            0                0                          2,007
                                        -------        -----           ------          ------        -------
Operating income (loss)                   5,778          (96)            (210)                         6,307

Interest expense, net                     7,000          128              296           1,168 (e)      8,168
                                                                                         (424)(f)
Other expenses (income)                     434          (43)             (26)                           365
                                        -------        -----           ------          ------        -------
Net loss before income taxes
  and extraordinary item                 (1,656)        (181)            (480)                        (2,226)
Income taxes                                140            0                0                            140
                                        -------        -----           ------                        -------
Net loss before extraordinary item      $(1,796)       $(181)          $ (480)                       $(2,366)
                                        =======        =====           ======                        =======

                              Page 15 of 20 Pages

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(a) Reflects the historical statement of operations of the Danbury Acquisition. The Danbury operated on a June 30 fiscal year end. The historical finncial information included in the unaudited pro forma statement of operations, however, has been prepared on a calendar year basis based on the unaudited quarterly financial statements of Danbury Acquisition.

(b) Cost savings expected to be realized by combining duplicative programming, general, administrative and sales responsibilities in markets with multiple stations, commission reduction, facilities consolidation and reductions in professional fees due to consolidation.

(c) Corporate and general administrative expenses have been incrementally adjusted due to the Acquisition.

(d) To reflect reduced depreciation and amortization related to the Acquisition due to differences from the purchase price allocation.

(e) To reflect adjustment to interest expense associated with the financing of the Acquisition. The Company used $6.7 million of available cash and financed the remaining $8.2 million of the purchase price with funds obtained from AT&T Commercial Finance Corporation under a Senior Credit Facility. Pro forma interest expense, net associated with the transaction is as follows (dollars in thousands):

          Incremental pro forma interest expense financed
             portion of purchase price                        $  799
          Interest income forfeited due to available cash
             used to fund purchase price                         369
                                                              ------
                                                              $1,168
                                                              ======

(f) To reflect interest on debt not assumed by the Company.

                              Page 16 of 20 Pages

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:            June 7, 1996

                                  COMMODORE MEDIA, INC.
                                  (Registrant)


                             By:  /s/ Bruce A. Friedman
                                  -------------------------------------
                                  Bruce A. Friedman
                                  President and
                                  Chief Executive Officer
                                  (principal executive
                                   officer)


                             By:  /s/ James J. Sullivan
                                  -------------------------------------
                                  James J. Sullivan
                                  Chief Financial Officer,
                                  Treasurer and Secretary
                                  (principal financial
                                   and accounting officer)

                              Page 17 of 20 Pages

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Additional Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:            June 7, 1996

                                  Commodore Media of Delaware, Inc.,
                                    a Delaware corporation

                                  Commodore Media of Kentucky, Inc.,
                                    a Delaware corporation

                                  Commodore Media of Pennsylvania, Inc.,
                                    a Delaware corporation

                                  Commodore Media of Norwalk, Inc.,
                                    a Delaware corporation

                                  Commodore Media of Florida, Inc.,
                                    a Delaware corporation

                                  Commodore Media of Westchester, Inc.,
                                    a Delaware corporation

                                  Commodore Holdings, Inc.,
                                    a Delaware corporation

                                  Danbury Broadcasting, Inc.,
                                    a Connecticut corporation



                             By:  /s/ Bruce A. Friedman
                                  -------------------------------------
                                  Bruce A. Friedman
                                  President and
                                  Chief Executive Officer
                                  (principal executive officer)


                             By:  /s/ James J. Sullivan
                                  -------------------------------------
                                  James J. Sullivan
                                  Chief Financial Officer
                                  (principal financial and
                                   accounting officer)

                              Page 18 of 20 Pages

                                  Exhibit Index
                                  -------------

                                                         Sequentially
Exhibit                                                    Numbered
 Number              Exhibit Title                           Page
- - -------              -------------                       ------------
23.5 Consent of Paneth Haber & Zimmerman LLP, independent auditors.

                              Page 19 of 20 Pages